RIDGEWOOD ELECTRIC POWER TRUST IV
CONSENT FORM


PROPOSAL TO END THE TRUST'S STATUS
AS A BUSINESS DEVELOPMENT COMPANY

Initial your choice:

     ____     I CONSENT to the proposed Conversion of the Trust, which
would cause the Trust to cease to be a business development company, as described in the Proxy Statement that accompanies this Consent Form.

     ____     I DO NOT CONSENT to the proposed Conversion.

     Each person signing this Consent Form is advised that he or she should review the accompanying Proxy Statement in its entirety, that he or she has the opportunity to request additional information from the Trust, and that the Conversion, if approved, would allow the Trust to make investments in Projects together with other investment programs sponsored by Ridgewood Power Corporation or entities related to it.

    RIDGEWOOD POWER CORPORATION, THE MANAGING SHAREHOLDER OF THE TRUST, RECOMMENDS THAT INVESTORS CONSENT TO THE PROPOSED CONVERSION.

    Each Consent Form received by the Trust will be tabulated on September 27, 1996 or to such later date as the Managing Shareholder may adjourn the tabulation, as determined by the Managing Shareholder in its sole discretion. The tabulation may not be adjourned to later than November 30, 1996, however.

It is important that each Investor in the Trust RESPOND PROMPTLY by returning a completed, signed and dated copy of the green Consent Form to the Trust in the enclosed, self-addressed, stamped envelope, or by fax to
(201) 447-0474. The white copy of the Consent Form may be retained for the Investor's file.

Each person named as an Investor must complete this form. If you have questions, please feel free to call the Trust at (201) 447-9000.

___________________________  ____________________________
Signature of first Investor   Signature of second Investor, if any

___________________________  ____________________________
Please print your name        Please print your name

Date:________________, 1996   Date:__________________, 1996